Exhibit 4.5

CROSS GUARANTEE AGREEMENT

This CROSS GUARANTEE AGREEMENT is dated as of [•], 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 19 (the “Guarantors” and individually, a “Guarantor”), for the benefit of the Guaranteed Parties (as defined below).

W I T N E S S E T H:

WHEREAS, Kinder Morgan, Inc., a Delaware corporation (“KMI”), and certain of its direct and indirect Subsidiaries have outstanding senior, unsecured Indebtedness and may from time to time issue additional senior, unsecured Indebtedness;

WHEREAS, each Guarantor, other than KMI, is a direct or indirect Subsidiary of KMI;

WHEREAS, each Guarantor desires to provide the guarantee set forth herein with respect to the Indebtedness of such Guarantors that constitutes the Guaranteed Obligations; and

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the guarantees hereby;

NOW, THEREFORE, in consideration of the premises, the Guarantors hereby agree with each other for the benefit of the Guaranteed Parties as follows:

1.                                      Defined Terms.

(a)                                 As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning provided in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including (i) all common stock and preferred stock, any limited or general partnership interest and any limited liability company member interest, (ii) beneficial interests in trusts, and (iii) any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

“CFC” means a Person that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Assets” means, at the date of any determination thereof, the total assets of KMI and its Subsidiaries as set forth on a consolidated balance sheet of KMI and its Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Tangible Assets” means, at the date of any determination thereof, Consolidated Assets after deducting therefrom the value, net of any applicable reserves and accumulated amortization, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of KMI and its Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of KMI organized under the laws of any jurisdiction within the United States.

“Excluded Subsidiary” means (i) any Subsidiary that is not a Wholly-owned Domestic Operating Subsidiary, (ii) any Domestic Subsidiary that is a Subsidiary of a CFC or any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) substantially all of whose assets (held directly or through Subsidiaries) consist of Capital Stock of one or more CFCs or Indebtedness of such CFCs, (iii) any Immaterial Subsidiary, (iv) any Subsidiary listed on Schedule III, (v) each of Calnev Pipe Line LLC, SFPP, L.P., Kinder Morgan G.P., Inc. and EPEC Realty, Inc. and each of its Subsidiaries, (vi) any other Subsidiary that is not a Guarantor under the Revolving Credit Agreement Guarantee, (vii) any not-for-profit Subsidiary, (viii) any Subsidiary that is prohibited by a Requirement of Law from guaranteeing the Guaranteed Obligations, and (ix) any Subsidiary acquired by KMI or its Subsidiaries after the date of this Agreement to the extent, and so long as, the financing documentation governing any existing Indebtedness of such Subsidiary that survives such acquisition prohibits such Subsidiary from guaranteeing the Guaranteed Obligations; provided, that notwithstanding the foregoing, any Subsidiary that is party to the Revolving Credit Agreement Guarantee or that Guarantees any senior notes or senior debt securities issued by KMI (other than pursuant to this Agreement) shall not constitute an Excluded Subsidiary for so long as such Guarantee is in effect.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal.

“GAAP” means generally accepted accounting principles in the United States of America from time to time, including as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Termination Date” has the meaning set forth in Section 2(d).

“Guaranteed Obligations” means the Indebtedness set forth on Schedule I hereto, as such schedule may be amended from time to time in accordance with the terms of this Agreement; provided that the term “Guaranteed Obligations” shall exclude any Excluded Swap Obligations.

“Guaranteed Parties” means, collectively, (i) in the case of Guaranteed Obligations that are governed by trust indentures, the holders (as that term is defined in the applicable trust indenture) of such Guaranteed Obligations, (ii) in the case of Guaranteed Obligations that are governed by loan agreements, credit agreements, or similar agreements, the lenders providing such loans or credit, and (iii) in the case of Guaranteed Obligations with respect to Hedging Agreements, the counterparties under such agreements.

“Guarantor” has the meaning provided in the preamble hereto.  Schedule II hereto, as such schedule may be amended from time to time in accordance with the terms of this Agreement, sets forth the name of each Guarantor.

“Hedging Agreement” means a financial instrument, agreement or security which hedges or is used to hedge or manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices (but excluding any purchase, swap, derivative contract or similar agreement relating to power, electricity or any related commodity product).

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Indebtedness” means, collectively, (i) any senior, unsecured obligation created or assumed by any Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than surety, performance and guaranty bonds), and (ii) all payment obligations of any Person with respect to obligations under Hedging Agreements.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P; provided, however, that if (i) either of Moody’s or S&P changes its rating system, such ratings shall be the equivalent ratings after such changes or (ii) Moody’s or S&P shall not make a rating of a Guaranteed Obligation publicly available, the references above to Moody’s or S&P or both of them, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by KMI and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

“Issuer” means the issuer, borrower, or other applicable primary obligor of a Guaranteed Obligation.

“KMI” has the meaning provided in the recitals hereto.

“Lien” means, with respect to any asset (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Subsidiary” means, as at any date of determination, any Subsidiary of KMI whose total tangible assets (for purposes of the below, when combined with the tangible assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) as at such date of determination are greater than or equal to 5% of Consolidated Tangible Assets as of the last day of the fiscal quarter most recently ended for which financial statements of KMI have been filed with the SEC.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Operating Subsidiary” means any operating company that is a Subsidiary of KMI.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rating Agencies” means Moody’s and S&P; provided that, if at the relevant time neither Moody’s nor S&P shall be rating the relevant Guaranteed Obligation, then “Rating Agencies” shall mean another nationally recognized rating service that rates such Guaranteed Obligation.

“Rating Date” means the date immediately prior to the earlier of (i) the occurrence of a Release Event and (ii) public notice of the intention to effect a Release Event.

“Rating Decline” means, with respect to a Guaranteed Obligation, the occurrence of the following on, or within 90 days after, the date of the occurrence of a Release Event or of public notice of the intention to effect a Release Event (which period may be extended so long as the rating of such Guaranteed Obligation is under publicly announced consideration for possible downgrade by either of the Rating Agencies): (i) in the event such Guaranteed Obligation is assigned an Investment Grade Rating by both Rating Agencies on the Rating Date, the rating of such Guaranteed Obligation by one or both of the Rating Agencies shall be below an Investment Grade Rating; or (ii) in the event such Guaranteed Obligation is rated below an Investment Grade Rating by either of the Rating Agencies on the Rating Date, any such below-Investment Grade Rating of such Guaranteed Obligation shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

“Release Event” has the meaning set forth in Section 6(b).

“Requirement of Law” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of September 19, 2014, among KMI, the lenders party thereto and Barclays Bank PLC, as administrative agent, as such credit agreement may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or trustee or otherwise, and whether provided under the original credit agreement or other credit agreements or note indentures or otherwise), including, without limitation, increasing the amount of available borrowings or other Indebtedness thereunder.

“Revolving Credit Agreement Guarantee” means the Guarantee Agreement, dated as of [•], 2014, made by the Subsidiaries of KMI party thereto in favor of Barclays Bank PLC, as administrative agent, for the benefit of the lenders and the issuing banks under the Revolving Credit Agreement, as such guarantee agreement may be amended, modified, supplemented or restated from time to time, and as it may be replaced or renewed from time to time in connection with any amendment, modification, supplement, restatement, refunding, refinancing, restructuring, replacement, renewal, repayment, or extension of any Revolving Credit Agreement from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partner interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of KMI. Notwithstanding the foregoing, Plantation Pipe Line Company, a Delaware and Virginia corporation, shall not be a Subsidiary of KMI until such time as its assets and liabilities, profit or loss and cash flow are required under GAAP to be consolidated with those of KMI.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Wholly-owned Domestic Operating Subsidiary” means any Wholly-owned Subsidiary that constitutes (i) a Domestic Subsidiary and (ii) an Operating Subsidiary.

“Wholly-owned Subsidiary” means a Subsidiary of which all issued and outstanding Capital Stock (excluding in the case of a corporation, directors’ qualifying shares) is directly or indirectly owned by KMI.

(b)                                 The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(c)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.                                      Guarantee.

(a)                                 Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, for the benefit of the Guaranteed Parties, the prompt and complete payment when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations; provided that each Guarantor shall be released from its respective guarantee obligations under this Agreement as provided in Section 6(b).  Upon the failure of an Issuer to punctually pay any Guaranteed Obligation, each Guarantor shall, upon written demand by the applicable Guaranteed Party to such Guarantor, pay or cause to be paid such amounts.

(b)                                 Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors after giving full effect to the liability under this Agreement and its related contribution rights set forth in this Section 2, but before taking into account any liabilities under any other Guarantees.

(c)                                  Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder (as a result of the limitations set forth in Section 2(b) or elsewhere in this Agreement) without impairing this Agreement or affecting the rights and remedies of any Guaranteed Party hereunder.

(d)                                 No payment or payments made by any Issuer, any of the Guarantors, any other guarantor or any other Person or received or collected by any Guaranteed Party from any Issuer, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any Guaranteed Obligation shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of such Guaranteed Obligation or payments received or collected from such Guarantor in respect of such Guaranteed Obligation, remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until all Guaranteed Obligations (other than any contingent indemnity obligations not then due and any letters of credit that remain outstanding which have been fully cash collateralized or otherwise back-stopped to the reasonable satisfaction of the applicable issuing bank) shall have been discharged by payment in full or shall have been deemed paid and discharged by defeasance pursuant to the terms of the instruments governing such Guaranteed Obligations (the “Guarantee Termination Date”).

(e)                                  If and to the extent required in order for the obligations of any Guarantor hereunder to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising hereunder. Each Guarantor acknowledges and agrees that, to the extent not prohibited by applicable law, (i) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right under such laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Agreement, (ii) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 2(e) or to reduce, or request judicial relief reducing, the amount of its liability under this Agreement, and (iii) the limitation set forth in this Section 2(e) may be enforced only to the extent required under such laws in order for the obligations of such Guarantor under this Agreement to be enforceable under such laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of such Guarantor or other Person entitled, under such laws, to enforce the provisions hereof.

3.                                      Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment as set forth in this Section 3.  To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation guaranteed hereunder exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from such Guaranteed Obligation and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of such Guaranteed Obligation guaranteed hereunder (excluding the amount thereof repaid by the Issuer of such Guaranteed Obligation) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date; provided that any Guarantor’s right of reimbursement shall be subject to the terms and conditions of Section 5 hereof.  For purposes of determining the net worth of any Guarantor in connection with the foregoing, all Guarantees of such Guarantor other than pursuant to this Agreement will be deemed to be enforceable and payable after its obligations pursuant to this Agreement.  The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Parties, and each Guarantor shall remain liable to the Guaranteed Parties for the full amount guaranteed by such Guarantor hereunder.

4.                                      No Right of Set-off.  No Guaranteed Party shall have, as a result of this Agreement, any right of set-off against any amount owing by such Guaranteed Party to or for the credit or the account of a Guarantor.

5.                                      No Subrogation.  Notwithstanding any payment or payments made by any of the Guarantors hereunder, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of any Guaranteed Party against any Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by any Guaranteed Party for the payment of any Guaranteed Obligation, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Guarantee Termination Date.  If any amount shall be paid to any Guarantor on account of such subrogation, contribution or reimbursement rights at any time prior to the Guarantee Termination Date, such amount shall be held by such Guarantor in trust for the applicable Guaranteed Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the applicable Guaranteed Parties in the exact form received by such Guarantor (duly indorsed by such Guarantor to the applicable Guaranteed Parties if required), to be applied against the applicable Guaranteed Obligation, whether due or to become due.

6.                                      Amendments, etc. with Respect to the Guaranteed Obligations; Waiver of Rights; Release.

(a)                                 Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (i) any demand for payment of any Guaranteed Obligation made by any Guaranteed Party may be rescinded by such party and any Guaranteed Obligation continued, (ii) a Guaranteed Obligation, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, allowed to lapse, surrendered or released by any Guaranteed Party, (iii) the instruments governing any Guaranteed Obligation may be amended, modified, supplemented or terminated, in whole or in part, and (iv) any collateral security, guarantee or right of offset at any time held by any Guaranteed Party for the payment of any Guaranteed Obligation may be sold, exchanged, waived, allowed to lapse, surrendered or released.  No Guaranteed Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Agreement or any property subject thereto.  When making any demand hereunder against any Guarantor, a Guaranteed Party may, but shall be under no obligation to, make a similar demand on the Issuer of the applicable Guaranteed Obligation or any other Guarantor or any other person, and any failure by a Guaranteed Party to make any such demand or to collect any payments from such Issuer or any other Guarantor or any other person or any release of such Issuer or any other Guarantor or any other person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Guaranteed Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b)                                 A Guarantor shall be automatically released from its guarantee hereunder upon release of such Guarantor from the Revolving Credit Agreement Guarantee, including upon consummation of any transaction resulting in such Guarantor ceasing to constitute a Subsidiary or upon any Guarantor becoming an Excluded Subsidiary (such transaction or event, a “Release Event”).

(c)                                  Upon the occurrence of a Release Event, each Guaranteed Obligation for which such released Guarantor was the Issuer shall be automatically released from the provisions of this Agreement and shall cease to constitute a Guaranteed Obligation hereunder; provided that in the case of any Guaranteed Obligation that has been assigned an Investment Grade Rating by the Rating Agencies, such Guaranteed Obligation shall be so released, effective as of the 91st day after the occurrence of the Release Event, if and only if a Rating Decline with respect to such Guaranteed Obligation does not occur.

7.                                      Guarantee Absolute and Unconditional.

(a)                                 Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Guaranteed Obligations, and notice of or proof of reliance by any Guaranteed Party upon this Agreement or acceptance of this Agreement.  To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Guaranteed Obligations or any part of them, and any defense arising by reason of any disability or other defense of any Issuer or any of the Guarantors with respect to the Guaranteed Obligations.  Each Guarantor understands and agrees that this Agreement shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any of the Guaranteed Obligations, the indenture, loan agreement, note or other instrument evidencing or governing any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any Issuer against any Guaranteed Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Issuer or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any Issuer for any of the Guaranteed Obligations, or of such Guarantor under this Agreement, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Issuer or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Issuer or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Issuer or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the other Guaranteed Parties against such Guarantor.

(b)                                 This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns until the Guarantee Termination Date.

8.                                      Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Issuer or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Issuer or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.                                      Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the applicable Guaranteed Parties without set-off or counterclaim in dollars.

10.                               Representations and Warranties.  Each Guarantor hereby represents and warrants to each Guaranteed Party that the following representations and warranties are true and correct in all material respects as of the date of this Agreement or as of the date such Guarantor became a party to this Agreement, as applicable:

(a)                                 such Guarantor (i) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, (ii) has all requisite corporate, partnership, limited liability company or other power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified would have a material adverse effect on its ability to perform its obligations under this Agreement;

(b)                                 such Guarantor has all requisite corporate (or other organizational) power and authority to execute and deliver and to perform its obligations under this Agreement, and all such actions have been duly authorized by all necessary proceedings on its behalf;

(c)                                  this Agreement has been duly and validly executed and delivered by or on behalf of such Guarantor and constitutes the valid and legally binding agreement of such Guarantor, enforceable against such Guarantor in accordance with its terms, except (i) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity (including principles of good faith, reasonableness, materiality and fair dealing) which may, among other things, limit the right to obtain equitable remedies (regardless of whether considered in a proceeding in equity or at law) and (ii) as to the enforceability of provisions for indemnification for violation of applicable securities laws, limitations thereon arising as a matter of law or public policy;

(d)                                 no authorization, consent, approval, license or exemption of or registration, declaration or filing with any Governmental Authority is necessary for the valid execution and delivery of, or the performance by such Guarantor of its obligations hereunder, except those that have been obtained and such matters relating to performance as would ordinarily be done in the ordinary course of business after the date of this Agreement or as of the date such Guarantor became a party to this Agreement, as applicable; and

(e)                                  neither the execution and delivery of, nor the performance by such Guarantor of its obligations under, this Agreement will (i) breach or violate any applicable Requirement of Law, (ii) result in any breach or violation of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets (other than Liens created or contemplated by this Agreement) pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which it or any of its Subsidiaries is party or by which any of its properties or assets, or those of any of its Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (i) and (ii) that neither individually nor in the aggregate could reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Agreement, or (iii) violate any provision of the organizational documents of such Guarantor.

11.                               Rights of Guaranteed Parties.  Each Guarantor acknowledges and agrees that any changes in the identity of the Persons from time to time comprising the Guaranteed Parties gives rise to an equivalent change in the Guaranteed Parties, without any further act.  Upon such an occurrence, the persons then comprising the Guaranteed Parties are vested with the rights, remedies and discretions of the Guaranteed Parties under this Agreement.

12.                               Notices.

(a)                                 All notices, requests, demands and other communications to any Guarantor pursuant hereto shall be in writing and mailed, telecopied or delivered to such Guarantor in care of KMI, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Treasurer, Telecopy: (713) 445-8302.

(b)                                 KMI will provide a copy of this Agreement, including the most recently amended schedules and supplements hereto, to any Guaranteed Party upon written request to the address set forth in Section 12(a); provided, however, that KMI’s obligations under this Section 12(b) shall be deemed satisfied if KMI has filed a copy of this Agreement, including the most recently amended schedules and supplements hereto, with the SEC within three months preceding the date on which KMI receives such written request.

13.                               Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with KMI.

14.                               Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.                               Integration.  This Agreement represents the agreement of each Guarantor with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Guaranteed Party relative to the subject matter hereof not expressly set forth or referred to herein.

16.                               Amendments; No Waiver; Cumulative Remedies.

(a)                                 None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantors and KMI.

(b)                                 The Guarantors may amend or supplement this Agreement by a written instrument executed by all Guarantors:

(i)                                               to cure any ambiguity, defect or inconsistency;

(ii)                                            to reflect a change in the Guarantors or the Guaranteed Obligations made in accordance with this Agreement;

(iii)                                         to make any change that would provide any additional rights or benefits to the Guaranteed Parties or that would not adversely affect the legal rights hereunder of any Guaranteed Party in any material respect; or

(iv)                                        to conform this Agreement to any change made to the Revolving Credit Agreement or to the Revolving Credit Agreement Guarantee.

Except as set forth in this clause (b) or otherwise provided herein, the Guarantors may not amend, supplement or otherwise modify this Agreement prior to the Guarantee Termination Date without the prior written consent of the holders of the majority of the outstanding principal amount of the Guaranteed Obligations (excluding obligations with respect to Hedging Agreements).  Notwithstanding the foregoing, in the case of an amendment that would reasonably be expected to adversely, materially and disproportionately affect Guaranteed Parties with Guaranteed Obligations existing under Hedging Agreements relative to the other Guaranteed Parties, the foregoing exclusion of obligations with respect to Hedging Agreements shall not apply, and the outstanding principal amount attributable to each such Guaranteed Party’s Guaranteed Obligations shall be deemed to be equal to the termination payment that would be due to such Guaranteed Party as if the valuation date were an “Early Termination Date” under and calculated in accordance with each applicable Hedging Agreement.

(c)                                  No Guaranteed Party shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by a Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Guaranteed Party would otherwise have on any future occasion.

(d)                                 The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.                               Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.                               Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Guaranteed Parties and their respective successors and permitted assigns, except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement except pursuant to a transaction permitted by the Revolving Credit Agreement and in connection with a corresponding assignment under the Revolving Credit Agreement Guarantee.

19.                               Additional Guarantors.

(a)                                 KMI shall cause each Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the date of this Agreement (including each Subsidiary that ceases to constitute an Excluded Subsidiary after the date of this Agreement) to execute a supplement to this Agreement and become a Guarantor within 45 days of the occurrence of the applicable event specified in this Section 19(a).

(b)                                 Each Subsidiary of KMI that becomes, at the request of KMI, or that is required pursuant to Section 19(a) to become, a party to this Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

20.                               Additional Guaranteed Obligations.  Any Indebtedness issued by a Guarantor or for which a Guarantor otherwise becomes obligated after the date of this Agreement shall become a Guaranteed Obligation upon the execution by all Guarantors of a notation of guarantee substantially in the form of Annex B hereto, which shall be affixed to the instrument or instruments evidencing such Indebtedness. Each such notation of guarantee shall be signed on behalf of each Guarantor by a duly authorized officer prior to the authentication or issuance of such Indebtedness.

21.                               GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

22.                               Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 22, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guarantee Termination Date. Each Qualified ECP Guarantor intends that this Section 22 constitute, and this Section 22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

[GUARANTORS],
as Guarantor

By:
Name:
Title:

ANNEX A TO
THE CROSS GUARANTEE AGREEMENT

SUPPLEMENT NO. [  ] dated as of [                    ] to the CROSS GUARANTEE AGREEMENT dated as of [                  ] (the “Agreement”), among each of the Guarantors listed on the signature pages thereto and each of the other entities that becomes a party thereto pursuant to Section 19 of the Agreement (each such entity individually, a “Guarantor” and, collectively, the “Guarantors”). Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

A.                                    The Guarantors consist of Kinder Morgan, Inc., a Delaware corporation (“KMI”), and certain of its direct and indirect Subsidiaries, and the Guarantors have entered into the Agreement in order to provide guarantees of certain of the Guarantors’ senior, unsecured Indebtedness outstanding from time to time.

B.                                    Section 19 of the Agreement provides that additional Subsidiaries may become Guarantors under the Agreement by execution and delivery of an instrument in the form of this Supplement.  Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement at the request of KMI or in accordance with the requirements of the Agreement to become a Guarantor under the Agreement.

Accordingly, each New Guarantor agrees as follows:

SECTION 1.                            In accordance with Section 19 of the Agreement, each New Guarantor by its signature below becomes a Guarantor under the Agreement with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  Each reference to a Guarantor in the Agreement shall be deemed to include each New Guarantor.  The Agreement is hereby incorporated herein by reference.

SECTION 2.                            Each New Guarantor represents and warrants to the Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.                            This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with KMI.  This Supplement shall become effective as to each New Guarantor when KMI shall have received a counterpart of this Supplement that bears the signature of such New Guarantor.

SECTION 4.                            Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

SECTION 5.                         THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.                            Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.                            All notices, requests and demands pursuant hereto shall be made in accordance with Section 12 of the Agreement.  All communications and notices hereunder to each New Guarantor shall be given to it in care of KMI at the address set forth in Section 12 of the Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each New Guarantor has duly executed this Supplement to the Agreement as of the day and year first above written.

as Guarantor

By:
Name:
Title:

ANNEX B TO
THE CROSS GUARANTEE AGREEMENT

FORM OF NOTATION OF GUARANTEE

Subject to the limitations set forth in the Cross Guarantee Agreement, dated as of [•] (the “Guarantee Agreement”), the undersigned Guarantors hereby certify that this [Indebtedness] constitutes a Guaranteed Obligation, entitled to all the rights as such set forth in the Guarantee Agreement. The Guarantors may be released from their guarantees upon the terms and subject to the conditions provided in the Guarantee Agreement. Capitalized terms used but not defined in this notation of guarantee have the meanings assigned such terms in the Guarantee Agreement, a copy of which will be provided to [a holder of this instrument] upon request to [Issuer].

Schedule I of the Guarantee Agreement is hereby deemed to be automatically updated to include this [Indebtedness] thereon as a Guaranteed Obligation.

[GUARANTORS],
as Guarantor

By:
Name:
Title:

SCHEDULE I

Guaranteed Obligations

[To be completed]

SCHEDULE II

Guarantors

[To be completed]

SCHEDULE III

Excluded Subsidiaries

ANR Real Estate Corporation

Coastal Eagle Point Oil Company

Coastal Oil New England, Inc.

Colton Processing Facility

Coscol Petroleum Corporation

El Paso CGP Company, L.L.C.

El Paso Energy Capital Trust I

El Paso Energy E.S.T. Company

El Paso Energy International Company

El Paso Marketing Company, L.L.C.

El Paso Merchant Energy North America Company, L.L.C.

El Paso Merchant Energy-Petroleum Company

El Paso Reata Energy Company, L.L.C.

El Paso Remediation Company

El Paso Services Holding Company

EPEC Corporation

EPEC Oil Company Liquidating Trust

EPEC Polymers, Inc.

EPED Holding Company

Kinder Morgan Louisiana Pipeline Holding LLC

Kinder Morgan Louisiana Pipeline LLC

KN Capital Trust I

KN Capital Trust III

Mesquite Investors, L.L.C.

Note: The Excluded Subsidiaries listed on this Schedule III may also be Excluded Subsidiaries pursuant to other exceptions set forth in the definition of “Excluded Subsidiary”.